Exhibit 1 (IX A. 8)

                                    GUARANTY

         GUARANTY given by THE WESTERN AND SOUTHERN LIFE INSURANCE COMPANY ("Guarantor") the sole shareholder of INTEGRITY LIFE INSURANCE COMPANY ("Integrity Life") to the policyholders of Integrity Life Insurance Company.

                                    RECITALS

         Integrity Life has outstanding insurance policies and annuity contracts and contemplates issuing additional insurance policies and annuity contracts in the future under which it will incur obligations to policyholders and contract holders (collectively the "Policyholder Obligations").

         The undersigned believes that it is in its best interest and the best interest of Integrity Life to guarantee the present and future Policyholder Obligations of Integrity Life.

         It is therefore agreed:

         1. Obligation. The Guarantor hereby absolutely and unconditionally guarantees the payment of all Policyholder Obligations of Integrity Life whether heretofore or hereafter incurred, subject to the termination provisions set forth below in Section 2. In the event that Integrity Life is unable to pay any Policyholder Obligations within 30 days after the same shall become due, subject to any policy or contract provision permitting payment extensions, the Guarantor agrees to pay such obligations on demand without any deduction for any claim of setoff or counterclaim not provided for in the policy or contract.

         2. Termination. This Guaranty shall terminate as to all Policyholder Obligations in the event that a majority of the common stock of Integrity Life is no longer directly or indirectly held by the Guarantor or an entity that is a majority owned subsidiary of the Guarantor. The Guarantor may terminate or modify this Guaranty at any time; provided, that such termination shall not relieve the Guarantor from its obligations under this Guaranty with respect to Policyholder Obligations incurred by Integrity Life prior to the date of termination.

         3. Subordination of Subrogation Rights. Guarantor subordinates to all Policyholder Obligations any and all claims which Guarantor has or may have against Integrity Life by reason of subrogation for payments or performance under this Guaranty. The Guarantor agrees not to assert any such claim which it has or may have against Integrity Life until such time as the Policyholder Obligations guaranteed by Guarantor are fully satisfied.

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         4.     Recapture of Payments. This Guaranty shall not be discharged by any payment made by Integrity Life to a policyholder where, because of the insolvency of Integrity Life, such payment is returned to Integrity Life as a result of legal proceedings brought by the rehabilitator of Integrity Life.

         5. Waiver. The Guarantor waives notice of acceptance of this Guaranty, and further waives protest, presentment, demand for payment, notice of default or nonpayment, notice of dishonor and marshalling assets.

         6. Defenses. Guarantor shall have all of the defenses of Integrity Life to the Policyholder Obligations, except defenses relating to the laws governing the insolvency or rehabilitation of insurance companies. However, Guarantor waives any defense that would normally release a guarantor from a guaranty.

         7. Modification. Subject to Section 2 hereof, this Guaranty may not be modified without the consent of the policyholders whose policies are covered by this Guaranty.

         8. Successors. This Guaranty shall be binding upon the Guarantor and its successors and assigns.

         9. Controlling Law. This Guaranty shall be governed by and construed according to the laws of the State of Ohio.

         IN WITNESS WHEREOF, the undersigned has executed this instrument on March 3, 2000.

                                             THE WESTERN AND SOUTHERN
                                             LIFE INSURANCE COMPANY

                                                /s/ J. J. Miller
                                             By ______________________________
                                                J. J. Miller,
                                                Sr. Vice President

                                                /s/ Edward S. Heenan
                                             By ______________________________
                                                Edward S. Heenan, Vice President
                                                and Comptroller